Exhibit 99.1

The Goldman Sachs Group, Inc. | 200 West Street | New York, New York 10282

MARK EDWARD TUCKER TO JOIN GOLDMAN SACHS BOARD OF DIRECTORS

NEW YORK, November 5, 2012 — The Board of Directors of The Goldman Sachs Group, Inc. (NYSE: GS) today announced the appointment of Mark Edward Tucker as an independent director of the firm, effective November 5, 2012. Mr. Tucker’s appointment expands the Board to 12 directors, 10 of whom are independent directors. Mr. Tucker will be a member of each of the firm’s Audit, Risk, Compensation and Corporate Governance and Nominating committees.

“Mark has broad and deep operating and strategic experience across Asia Pacific, Europe and North America. And, with his nearly three decades of leadership in the insurance and banking sectors, Mark has a proven understanding of effective risk management,” said Lloyd C. Blankfein, Chairman and CEO of The Goldman Sachs Group, Inc. “Our Board, our shareholders and our people will benefit significantly from his strengths and perspective.”

Mr. Tucker is the Group Chief Executive and President of AIA Group Limited, the world’s largest independent publicly listed pan-Asian life insurance group. From 2005 to 2009, Mr. Tucker was Group Chief Executive of Prudential plc. He held various positions at Prudential plc from 1986 through 2003, including as Founder and Chief Executive of Prudential Corporation Asia and as an executive director of Prudential plc.

Mr. Tucker served as a non-executive director of The Court of The Bank of England from 2009 to 2012 and as a member of its Financial Stability Committee and Audit and Risk Committee. He is a member of the International Advisory Committee of the International Centre for Financial Regulation. He is a graduate of the University of Leeds and is qualified as a Chartered Accountant.

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The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

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